                                                                 Exhibit 3(iii)

                          SECOND AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                           TRANS WORLD AIRLINES, INC.
                     (which FURTHER AMENDS AND RESTATES THE
              Amended And Restated Certificate Of Incorporation Of
                           Trans World Airlines, Inc.
                 originally INCORPORATED ON AUGUST 15, 1978 AS
                             "New TWA CORPORATION")

     The undersigned, Jeffrey H. Erickson, President and Chief Executive Officer of Trans World Airlines, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware ("GCL"), does hereby certify on behalf of the Corporation as follows:

     That pursuant to the provisions of Section 245 of the GCL, the Corporation's Amended and Restated Certificate of Incorporation dated August 17, 1995 be amended and restated by deleting the text therein in its entirety and inserting in lieu thereof the following:

     ARTICLE FIRST. The name of the corporation is Trans World Airlines, Inc. (the "Corporation").

     ARTICLE SECOND. The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

     ARTICLE THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the GCL, except that the Corporation shall not in any state, territory, district, possession or country carry on any business or exercise any powers which a corporation organized under the laws thereof could not carry on or exercise.

     ARTICLE FOURTH.  Intentionally left blank.

     ARTICLE FIFTH. Section 1. Authorized Capital Stock. The Corporation is authorized to issue three classes of capital stock. The total number of shares of capital stock that the Corporation is authorized to issue is three hundred million (300,000,000) shares, consisting of (i) one hundred fifty million (150,000,000) shares of common stock with a par value of $.01 per share (the "Common Stock"), (ii) twelve million five hundred thousand (12,500,000) shares of Cumulative Preferred Stock with a par value of $.01 per share referred to in the Certificate of Designation, Preferences and Rights dated November 3, 1993 (the "Preferred Stock"), and (iii) one hundred thirty seven million five hundred thousand (137,500,000) shares of preferred stock with a par value of $.01 per share (the "Additional Preferred Stock"). The Corporation will not issue nonvoting capital stock to the extent prohibited by the United States Bankruptcy Code (the "Bankruptcy Code"), 11 U.S.C. sec. 1123; PROVIDED, HOWEVER, this sentence (a) will have not further force and effect beyond that required under such section, (b) will have such force and effect, if any, only for so long as such section is in effect and applicable to the Corporation, and
(c) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect.

     Section 2. Preferred Stock. The Preferred Stock shall be issued in one series. The Board of Directors of the Corporation (the "Board"), are hereby authorized to issue shares of Preferred Stock and to fix before issuance the number of shares to be issued and the designation, relative powers, preferences, and rights and qualifications, limitations, or restrictions of all shares. The authority of the Board will include, without limiting the generality of the foregoing, the determination of any or all of the following: (a) the number of shares and the designation to distinguish the shares; (b) the voting powers, if any, and whether such voting powers are full or limited; (c) the redemption provisions, if any, including the redemption price or prices to be paid; (d) whether dividends, if any, will be cumulative or noncumulative, the dividend rate, and the dates and preferences of dividends; (e) the rights upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation; (f) the provisions, if any, of a sinking fund; and (g) any other relative, participating, optional, or other special powers, preferences, rights, qualifications, limitations, or restrictions thereof; all as may be determined by the Board and stated in the resolution or resolutions providing for the issuance or issuances of such Preferred Stock (collectively, the "Preferred Stock Designation").

     Section 3. Common Stock. Except as may otherwise be provided in the Preferred Stock Designation or any Additional Preferred Stock Designation (as hereinafter defined), the holders of Common Stock will be entitled to one vote for each share of Common Stock held of record by such holder as of the record date for such meeting (i) on each matter submitted to a vote at a meeting of stockholders and (ii) for each of the directors to be elected at an annual meeting of shareholders. Except as may otherwise be provided in the Preferred Stock Designation or any Additional Preferred Stock Designations, (i) the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board, out of funds legally available therefor, dividends payable in cash, stock or otherwise, and (ii) upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests.

     Section 4. Additional Preferred Stock. The Additional Preferred Stock shall be issued in one or more series. The Board is hereby authorized to issue shares of Additional Preferred Stock and to fix before issuance the number of shares to be issued and the designation, relative powers, preferences, and rights and qualifications, limitations, or restrictions of all shares. The authority of the Board will include, without limiting the generality of the foregoing, the determination of any or all of the following: (a) the number of shares and the designation to distinguish the shares; (b) the voting powers, if any, and whether such voting powers are full or limited; (c) the redemption provisions, if any, including the redemption price or prices to be paid; (d) whether dividends, if any, will be cumulative or noncumulative, the dividend rate, and the dates and preferences of dividends; (e) the rights upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation; (f) the provisions, if any, of a sinking fund; and (g) any other relative, participating, optional, or other special powers, preferences, rights, qualifications, limitations, or restrictions thereof; all as may be determined by the Board and stated in the resolution or resolutions providing for the issuance or issuances of such Additional Preferred Stock (each such designation is collectively, the "Additional Preferred Stock Designation").

     ARTICLE SIXTH. The Board may make, amend, and repeal the By-Laws of the Corporation. Any By-Law made by the Board under the powers conferred hereby may be amended or repealed by the Board (except as specified in any such By-Law so made or amended) or by the Corporation's stockholders in the manner provided in the By-Laws of the Corporation; provided, however, that notwithstanding anything in the By-Laws to the contrary, no provision of the By-Laws may be adopted, amended, altered or repealed by the holders of the Company's capital stock other than by the affirmative vote of the holders of three-fourths or more of the then outstanding shares of Voting Stock (defined below) voting together as a single class. The Corporation may in its By-Laws confer powers upon the Board in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board by applicable law. For the purposes of this Second Amended and Restated Certificate of Incorporation, the term "Voting Stock" means stock of the Corporation of all classes and series entitled to vote generally in the election of directors and shall not include any class or series of preferred stock of the Corporation unless the certificate of designations, preferences and rights for such class or series shall specifically state that such class or series shall be deemed Voting Stock for purposes of this Article Sixth. Notwithstanding anything contained in this Second Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least three-fourths of the Voting Stock, voting together as a single class, is required to amend or repeal, or to adopt any provisions inconsistent with, this Article Sixth.

     ARTICLE SEVENTH.  The existence of the Corporation shall be perpetual.

     ARTICLE EIGHTH. Subject to the rights of holders of Preferred Stock or Additional Preferred Stock:

          (a) any action required or permitted to be taken by the stockholders of the Corporation must be effected at duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing of such stockholders; and

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          (b) special meetings of stockholders of the Corporation may be called only by (i) the Chairman of the Board (the "Chairman"), (ii) the Corporate Secretary of the Corporation (the "Secretary") within ten (10) calendar days after receipt of the written request of a majority of the total number of Directors that the Corporation would have if there were no vacancies, provided, however, that the total number of Directors shall be determined without inclusion of Directors to be named by holders of Preferred Stock or Additional Preferred Stock until such persons have been elected in accordance with the By-Laws of Corporation (the "Whole Board"), and (iii) as provided in Section 2.3(b) of the By-Laws. At any annual meeting or special meeting of stockholders of the Corporation, only such business will be conducted or considered as has been brought before such meeting in the manner provided in the By-Laws of the Corporation. Notwithstanding anything contained in this Second Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of at least a majority of the Voting Stock, voting together as a single class, will be required to amend or repeal, or adopt any provision inconsistent with, this Article Eighth.

     ARTICLE NINTH. Section 1. Number, Election and Terms of Directors. The Board shall be reconstituted pursuant to the Plan of Reorganization and Section 303 of the GCL. Subject to the rights, if any, of the holders of Preferred Stock to elect additional Directors under circumstances specified in the Preferred Stock Designation, the number of Directors of the Corporation shall be fifteen
(15). The Directors, other than those who may be elected by the holders of Preferred Stock, shall be classified with respect to the time for which they severally hold office into three (3) classes of five (5) Directors per class, designated Class I, Class II and Class III. Effective upon November 3, 1993, the following persons shall be Directors of the Corporation pursuant to the Confirmation Order and Section 303 of the GCL: in Class I, William R. Howard, Glenn R. Zander, Robert H. H. Wilson, Eugene Conese, Sr. and Lawrence K. Roos; in Class II, Gerald Gitner, Myron Kaplan, William O'Driscoll, William Compton and Victoria Frankovich; in Class III, James A. Lawrence, Thomas Meagher, Joseph Reddington, Donald Craib and Timothy Connolly. The Directors first appointed to Class I will hold office for a term expiring at the annual meeting of stockholders to be held in 1994; the Directors first appointed to Class II will hold office for a term expiring at the annual meeting of stockholders to be held in 1995; and the Directors first appointed to Class III will hold office for a term expiring at the annual meeting of stockholders to be held in 1996. The members of each such class will hold office until their successors are elected and qualified. The subsequent terms of service for all Directors will be three
(3) years for the second term and one (1) year for each term thereafter for all Directors, regardless of their classification. Subject to the rights, if any, of the holders of Preferred Stock to elect additional Directors under circumstances specified in the Preferred Stock Designation, Directors may be elected by the stockholders only at an annual meeting of stockholders. Election of Directors need not be by written ballot unless requested by the Chairman or by the holders of a majority of the Voting Stock present in person or represented by proxy at a meeting of the stockholders at which Directors are to be elected.

     Section 2. Nomination of Director Candidates. Except as otherwise provided herein, advance notice of stockholder nominations for the election of Directors must be given in the manner provided in the By-Laws of the Corporation. The reconstituted Board of Directors, as set forth in Section 1 of this Article Ninth, was nominated as follows: the management of the Corporation nominated William R. Howard, Glenn R. Zander, and Robert H. H. Wilson as Directors in Class I; the Creditors' Committee (as hereinafter defined) nominated Eugene Conese, Sr. and Lawrence K. Roos as Directors in Class I, Gerald Gitner and Myron Kaplan as Directors in Class II and James A. Lawrence, Thomas Meagher, Joseph Reddington and Donald Craib as Directors in Class III; IAM (as hereinafter defined) nominated William O'Driscoll as a Director in Class II and Timothy Connolly as a Director in Class III; ALPA (as hereinafter defined) nominated William Compton as a Director in Class II; and IFFA nominated Victoria Frankovich as a Director in Class II. In connection with the first three annual elections of Directors following November 3, 1993, the Board will, at least seventy-five (75) calendar days prior to the date of the relevant election, request the continuing Directors who were nominated by the same Original Nominating Entity (as hereinafter defined) as the Director whose term is then expiring to nominate a person to succeed the retiring Director. If no such Directors remain, the Board will, at least seventy-five (75) calendar days prior to the date of the relevant election, request nomination of a person from such Original Nominating Entity. Such nomination shall be accompanied by the signed consent of the nominee to serve as Director of the Corporation if elected and information about the

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nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by the Board. Not more than five
(5) business days after receipt of the nomination, the Board of Directors will advise the nominating Directors or the Original Nominating Entity, as the case may be, if the nominee is not acceptable. If such notice of unacceptability is given, the Directors or entity making the nomination will provide an additional nominee or nominees. A notice of unacceptability may be given by the Board of Directors only after obtaining an opinion of outside counsel stating that the acceptance of the relevant nominee would be a breach of fiduciary duty of the Board to the stockholders of the Corporation. If no notice of unacceptability is given, the nominee shall be deemed to be acceptable to the Board of Directors to fill the position of the vacating director. If a notice of unacceptability is given, the Original Nominating Entity or Directors, as the case may be, and the Board of Directors will, in good faith, repeat the foregoing procedures until an acceptable nominee is found.

     Vacancies on the Board created by resignation, removal or otherwise and occurring prior to the third annual election of Directors and as to Directors elected at such third annual election shall be filled by a nominee of the remaining Directors who were nominated by the same Original Nominating Entity as the vacating Director. If no such Directors remain, the Board will request nomination of a person for the vacant directorship from the Original Nominating Entity which nominated the vacating Director. Promptly upon receipt of such name, the Board will advise the nominating Director or entity, as the case may be, if the nominee is not acceptable. If such notice of unacceptability is given, the Directors or entity making the nomination will provide an additional nominee or nominees. A notice of unacceptability may be given by the Board only after obtaining an opinion of outside counsel stating the acceptance of the relevant nominee would be a breach of fiduciary duty of the Board to the stockholders of the Corporation. If no notice of unacceptability is given, the nominee shall fill the position of the vacating Director. If a notice of unacceptability is given, the Original Nominating Entity or Directors, as the case may be, and the Board will, in good faith, repeat the foregoing procedures until an acceptable nominee is found.

     The following terms shall have the following meanings:

          "ALPA" means the Air Line Pilots Association, International.

          "Creditors' Committee" means the Official Unsecured Creditors' Committee of the Corporation appointed by the Office of the United States Trustee pursuant to Section 1102 of the Bankruptcy Code in the bankruptcy case captioned In re Trans World Airlines, Inc. (Case No. 92-115) filed in the United States Bankruptcy Court for the District of Delaware.

          "IAM" means the International Association of Machinists and Aerospace Workers.

          "IFFA" means the Independent Federation of Flight Attendants.

          "Original Nominating Entity" means, as applicable, each of the management of the Corporation, ALPA, IAM, IFFA and the Creditors' Committee until dissolved and thereafter in lieu thereof, the Voting Trust.

          "Voting Trust" means the voting trust established pursuant to the Plan of Reorganization for holding shares of Common Stock.

     Section 3. Newly Created Directorships and Vacancies. Subject to the rights, if any, of the holders of Preferred Stock to elect additional Directors under circumstances specified in the Preferred Stock Designation, and subject to the provisions of Section 2 of this Article Ninth and Article III of the By-Laws regarding appointment of successor Directors, any vacancies on the Board resulting from death, resignation, disqualification, removal or other cause will be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board, or by a sole remaining Director. Any Director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of Directors in which the vacancy occurred and until such Director's successor has been elected and qualified. No decrease in the number of Directors constituting the Board may shorten the term of any incumbent Director.

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     Section 4.  Removal.  Subject to the rights, if any, of the holders of
Preferred Stock to elect additional Directors under circumstances specified in the Preferred Stock Designation, and Section 2 of this Article Ninth and Article III of the By-Laws, any Director may be removed from office by the stockholders only for cause and only in the manner provided in this Section 4. At any annual meeting or special meeting of the stockholders, the notice of which states that the removal of a Director or Directors is among the purposes of the meeting, the affirmative vote of the holders of at least a majority of the Voting Stock, voting together as a single class, may remove such Director or Directors for cause.

     Section 5. Meetings of Board. Except as otherwise provided herein, at all meetings of the Board, a majority of the Whole Board shall be required to constitute a quorum for the transaction of business. No action may be taken at a meeting at which a quorum is not present, except to vote to adjourn such meeting or fill a vacancy on the Board. Except as otherwise provided herein, no action shall be taken by the Corporation unless such action is authorized by the affirmative vote of a majority of the Directors in attendance at a meeting at which a quorum is present.

     Section 6. Amendment, Repeal, Etc. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of at least eighty percent (80%) of the Voting Stock, voting together as a single class, is required to amend or repeal, or adopt any provision inconsistent with, this Article Ninth.

     ARTICLE TENTH. To the full extent permitted by the GCL or any applicable law currently or hereinafter in effect, a Director of the Corporation shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a Director, except for liability of a Director (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for an act or omission for which the liability of such Director is expressly provided under the GCL or (iv) for any transaction from which the Director derived an improper personal benefit. Neither amendment nor repeal of this Article Tenth nor the adoption of any provision of this Second Amended Restated Certificate of Incorporation inconsistent with this Article Tenth shall eliminate or reduce the effect of this Article Tenth in respect of any matter occurring. or any cause of action, suit or claim that, but for this Article Tenth, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision. This Article Tenth shall not eliminate or limit the personal liability of a Director for any act or omission occurring prior to the effective date hereof.

     No contact or transaction between the Corporation and one or more of its directors, officers, or stockholders or between the Corporation or any person (as used herein "person" means any other corporation, partnership, association, firm, trust, joint venture, political subdivision, or instrumentality) or other organization in which one or more of its directors, officers, or stockholders are directors, officers, or stockholders, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or committee which authorizes the contract or transaction, or solely because his, her or their votes are counted for such purpose, if: (i) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the committee, and the Board or the committee, in good faith, authorizes the contact or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors are less than a quorum; or (ii) the material facts as to his, her or their relationship or interest and as to the contact or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders: or (iii) the contact or transaction is fair as to the Corporation as of the time it is authorized, approved, or ratified by the Board, a committee thereof, or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee which authorizes the contract or transaction. Any amendment or repeal of, or adoption of any provision inconsistent with, this Article Tenth will not adversely affect any right or protection existing hereunder, or arising out of facts occurring, prior to such amendment, repeal, or adoption, and no such amendment, repeal, or adoption will affect the legality, validity, or enforceability of any contact entered into or right granted prior to the effective date of such amendment, repeal, or adoption.

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

     ARTICLE ELEVENTH. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Corporation may adopt By-Laws or enter into agreements with any such person for the purpose of providing for such indemnification.

     To the extent that a director or officer of the Corporation has been successful on the merits or otherwise (including without limitation settlement by nolo contendere) in defense of any action, suit or proceeding referred to in the immediately preceding paragraph, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     Expenses incurred by an officer, director, employee or agent in defending or testifying in a civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation against such expenses as authorized by this Article Eleventh, and the Corporation may adopt By-Laws or enter into agreements with such persons for the purpose of providing for such advances.

     The indemnification permitted by Article Eleventh shall not be deemed exclusive of any other rights to which any person may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

     The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article Eleventh or otherwise.

     If the GCL is amended to further expand the indemnification permitted to directors, officers, employees or agents of the Corporation, then the Corporation shall indemnify such persons to the fullest extent permitted by the GCL, as so amended.

     Nothing contained in this Second Amended and Restated Certificate of Incorporation shall be deemed to reinstate any obligation of the Corporation to indemnify any person or entity, which was otherwise released under or in connection with that certain Settlement Agreement, dated as of January 5, 1993 (the "Settlement Agreement") among Trans World Airlines, Inc., Official Unsecured Creditors' Committee of Trans World Airlines, Inc., Pension Benefit Guaranty Corporation, International Association of Machinists and Aerospace Workers, Independent Federation of Flight Attendants, Air Line Pilots Association, International, Transport Workers Union of America, Carl C. Icahn, The Icahn Entities (as set forth therein), and Pichin Corp., as the Icahn Sponsor or which was otherwise expressly released or discharged.

     ARTICLE TWELFTH. The Corporation reserves the right to amend, alter, change or repeal any provision of this Second Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by statute or herein, and all rights conferred upon stockholders herein are granted subject to this reservation.

     ARTICLE THIRTEENTH. The affirmative vote of at least two-thirds of the Voting Stock of the Corporation, voting together as a single class, shall be necessary for the purpose of authorizing or effecting any

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

of the following action prior to September 1, 2000: (a) any merger or consolidation of the Corporation with or into any other entity; (b) any business combination within the meaning of Section 203 of the Delaware General Corporation Law; (c) any dissolution or liquidation of the Corporation; and (d) any repurchase, retirement or redemption of the Corporation's capital stock or other securities, issued after the effective date of this Article Thirteenth, prior to their scheduled maturity or expiration except for mandatory redemptions of any redeemable preferred stock of the Corporation and redemptions out of the proceeds of any substantially concurrent offering of comparable or junior securities unless such matter referred to in (a) through (d) shall have been approved by a vote of at least eighty percent (80%) of the Board of Directors then in office in which event no vote by the holders of Voting Stock shall be required except to the extent otherwise required by this Certificate of Incorporation, by law or as the Board of Directors may recommend by the affirmative vote of a majority of the Board of Directors then in office. This Article Thirteenth will terminate on September 1, 2000.

     IN WITNESS WHEREOF, Jeffrey H. Erickson, a duly authorized representative of the Corporation, has signed this Second Amended and Restated Certificate of Incorporation on this, the 16th day of November, 1995.

                                          TRANS WORLD AIRLINES, INC.

                                          By:
                                          --------------------------------------
                                                    Jeffrey H. Erickson
                                          Its:     President and Chief Executive
                                          Officer

ATTEST:

By:
- --------------------------------------
            Kathleen A. Soled
Its:        Corporate Secretary

[CORPORATE SEAL]

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

STATE OF MISSOURI
                          SS.:
COUNTY OF ST. LOUIS

     The undersigned, a Notary Public in and for the aforesaid County and State, certifies that on this 16th day of November, 1995, Jeffrey H. Erickson, the President and Chief Executive Officer of Trans World Airlines, Inc. (the "Corporation") and Kathleen A. Soled, Corporate Secretary of the Corporation, known to me personally to be such, duly executed the foregoing Certificate before me and acknowledged said Certificate to be their act and deed made on behalf of the Corporation, and acknowledged that the facts stated therein are true. The signatures on the attached Certificate of said President and Chief Executive Officer and Corporate Secretary of the Corporation are in the handwriting of said President and Chief Executive Officer and said Corporate Secretary, respectively, and the seal affixed to the Certificate is the corporate seal of the Corporation.

     IN WITNESS WHEREOF, I have hereunto set my hand and seal of office this 16th day of November, 1995.

                                           -------------------------------------
                                           Notary Public

(Notarial Seal)

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